EXHIBIT 10.01

FORM OF

BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement (the “Agreement”), effective as of October __, 2013 is entered into by and between BLUE EARTH, INC., a Nevada corporation (hereinafter referred to as the “Company”), and __________, an individual (the “Director”) individually a “Party” or collectively “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to add independent directors in accordance with corporate governance standards for an exchange listing (NASDAQ or NYSE MKT); and

WHEREAS, the Company desires to retain individuals with expertise in business and government to serve on the Board of Directors of the Company. Directors are selected to provide guidance and leadership on energy efficiency and alternative energy events, opportunities, legislation, potential business relationships and other topics that are deemed important to execution of the Company’s business model; and

WHEREAS, the Director desires to join the Board of Directors of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1)

The Parties agree that the above stated individual shall become a Director of the Company on the earlier of the date that the Company is listed on NASDAQ OR NYSE MKT or January 1, 2014.

2)

Term: The initial term shall be two years from the date that the individual becomes a Director.

3)

Compensation: One hundred thousand (100,000) restricted shares of Company common stock, which shall vest at the rate of Fifty thousand (50,000) shares at the first and second anniversary of this initial term, as evidenced by a Non-Qualified Stock Option Agreement.

4)

Expenses: The Company shall reimburse Director for travel expenses and other expenses incurred while serving as a Director in accordance with the policies and procedures of the Company.

5)

Time Commitment: The Company generally plans on the following schedule, although there is no specific time commitment required:

a.

A conference call once per month.

b.

Quarterly meetings.

c.

Committee Service: __________

d.

Special Assignments/rolodex calls as may be mutually agreed to by the Parties. Additional compensation may be appropriate for assignments that require significant time commitments above those outlined above.

6)

Services: The Company shall properly brief the Director on the business activities of the Company as may be required to enable the Director to provide guidance and leadership to management of the Company that will allow the Company’s business model to be implemented effectively to enhance shareholder value.

7)

Directors and Officers Insurance (D&O): The Company shall carry D&O insurance as deemed appropriate by the Board of Directors and include Director as an insured under any such policy.

8)

Indemnity: The Company shall indemnify the Director to the full extent allowed by law.

9)

Confidential Information.  Director and Company agree that, upon executing this Agreement, the Company may provide Director with its confidential information, including, without limitation, customer information, trade secrets, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates and other proprietary data or information, that is valuable, special and a unique asset of the Company and its Affiliates.  Director agrees not to disclose such confidential information, except as may be necessary in the performance of his duties, to any Person, nor use such confidential information, except as may be necessary in the performance of his duties. Upon termination of Director’s appointment, Director shall deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the Company’s business (and all copies) which are in Director’s possession or under Director’s control.

10)

 Authorization to Use Name in Public Filings: The Company is required to file certain annual reports, registration statements and other documents with the Securities and Exchange Commission (“SEC”). As such, the Director will be required to complete a Director’s and Officer’s questionnaire with information to be included in the Company’s SEC filings and the then current directors will be listed. Director hereby gives permission to the Company to include his name in such documents and agrees to provide an updated resume/biography as needed.

11)

Services for Others.  Director shall be free to represent or perform services for other persons during the term of this Agreement. Director has disclosed other company agreements to the Company and the Parties agree that there are no conflicts. Should Director propose to perform similar Services, consulting or other services for any similar company, Director agrees to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

12)

No Assignment.  Because of the personal nature of the services to be rendered by you, Director may not assign this agreement without the prior written consent of the Company.

13)

Termination and Resignation. Although the Company will nominate Director to the Board of Directors pursuant to Section 2 above, Director’s membership on the Company’s Board may be terminated for any or no reason at a meeting called for the purpose of the election of directors by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Director’s membership on a Board committee may be terminated for any or no reason at any meeting of the Board by or by written consent of, a majority of the Board at any time. Director may also terminate membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, Director’s right to compensation hereunder will terminate subject to the Company's obligations to pay Director any compensation that Director has already earned and to reimburse Director for approved expenses incurred in connection with Director’s performance of Services as of the effective date of such Termination or Resignation.

14)

Entire Agreement; Amendment; Waiver; Counterparts.  This agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.

15)

 This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

16)

 The laws of the State of Nevada shall govern this Agreement.

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed as of the date and year first referenced above.

“The Company”	BLUE EARTH, INC.

Date: October __ 2013	By: _______________________
Johnny Thomas, CEO

“The Director”	Name

Date: October __, 2013	By: ________________________

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